UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 20, 2015

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

(Address and zip code of principal executive offices)

(803) 802-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement

New Credit Facility

On July 20, 2015, Domtar Corporation (the “Company”) entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”), among the Company, as parent, its subsidiary Domtar Paper Company, LLC, as borrower (the “Borrower”), and the lenders and agents party thereto. The Term Loan Credit Agreement provides for a $300 million term loan that matures on July 20, 2025. The Company and the Borrower intend to use the borrowings under the Term Loan Credit Agreement to repay other debt and to pay related fees and expenses.

Borrowings under the Term Loan Credit Agreement bear interest, at the Borrower’s option, at a floating rate based on LIBOR or a base rate (as defined) plus a spread.

Key Covenants

Under the Term Loan Credit Agreement, key covenants include requirements for:

•	the Company to maintain an interest coverage ratio, as defined in the Term Loan Credit Agreement, that must be maintained at a level of not less than 3.0 to 1;

•	the Company to maintain a leverage ratio, as defined in the Term Loan Credit Agreement, that must be maintained at a level of not greater than 3.75 to 1; and

•	the Borrower to maintain a minimum amount of equity investment in CoBank, ACB, a farm credit bank and administrative agent and lender under the Term Loan Credit Agreement (“CoBank”).

Conditions to Availability

The term loan under the Term Loan Credit Agreement is available on a single delayed draw basis during the period from and including the closing date of the Term Loan Credit Agreement through and including August 19, 2015.

Acceleration Events

If there is a change of control, as defined under the Term Loan Credit Agreement, the Term Loan Credit Agreement will be terminated and any outstanding obligations under the Term Loan Credit Agreement will automatically become immediately due and payable. In addition, the Term Loan Credit Agreement contains customary events of default. If an event of default under the Term Loan Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Term Loan Credit Agreement to be immediately due and payable. In addition, if the Company or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Term Loan Credit Agreement will automatically become immediately due and payable.

The above description of the Term Loan Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 7.01	Regulation FD Disclosure

Domtar Corporation has elected to redeem on August 20, 2015 (the “Redemption Date”) $55,000,000 principal amount of its outstanding 9.5% Notes due 2016 (the “9.5% Notes”), representing 59.16% of the 9.5% Notes issued and outstanding, and $215,000,000 principal amount of its 10.75% Notes due 2017 (the “10.75% Notes”), representing 77.39% of the 10.75% Notes issued and outstanding.

The notes will be redeemed at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the aggregate principal amount of the notes to be redeemed (not including any portion of the payment of interest accrued as of the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of a twelve 30-day months) at a discount rate equal to the Adjusted Treasury Rate (as defined in the notes) plus 62.5 basis points, in the case of the 9.5% Notes, and 50 basis points, in the case of the 10.75% Notes, plus, in each case, accrued and unpaid interest on the aggregate principal amount of the notes to be redeemed to, but excluding, the Redemption Date. The redemption prices for each series of notes will be determined on the third business day prior to the Redemption Date.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION (Registrant)

By:	/s/ Razvan L. Theodoru
Name: Razvan L. Theodoru Title: Vice-President, Corporate Law and Secretary

Date: July 20, 2015

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